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Exhibit 16(d) Schedule of Computation of Performance Quotations - International
Value Portfolio

SCHEDULE OF COMPUTATION OF PERFORMANCE QUOTATIONS

BERNSTEIN INTERNATIONAL VALUE PORTFOLIO

AVERAGE ANNUAL TOTAL RETURN CALCULATION
AS OF SEPTEMBER 30,  1992

                                     1/n
Average Annual Total Return = (ERV/P)    - 1

P = a hypothetical initial investment of $1,000 on beginning date;

ERV = ending redeemable value of the hypothetical account on the date of the balance sheet; and

n = number of years (1, 5, 10 or the life of the Fund).

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PERIOD SINCE INCEPTION

P =     $1,000.00

n =     0.27

ERV =   $958.40

ANNUALIZED RETURN = (14.37%)